Exhibit 99.1

FOR IMMEDIATE RELEASE
Laboratory Corporation of America	Investor/Media Contact:
358 South Main Street	Stephen Anderson – 336-436-5274
Burlington, NC 27215	Company Information: www.labcorp.com
Telephone: (336) 584-5171

LABCORP TO OFFER A NEW COMPANION DIAGNOSTIC
FOR NON-SMALL CELL LUNG CANCER

Burlington, NC, October 3, 2011 -- Laboratory Corporation of America® Holdings (LabCorp®) (NYSE: LH) announced today the nationwide availability of a new FDA-approved companion diagnostic for lung cancer patients.

The drug XALKORI®, available from Pfizer, and Abbott Molecular’s Vysis ALK Break Apart FISH Probe companion diagnostic test were simultaneously approved by the FDA on August 26, 2011 for use in patients with advanced ALK-positive non-small cell lung cancer (NSCLC).  The Vysis ALK Break Apart FISH Probe test detects all ALK gene rearrangements and is the only available diagnostic assay that has been clinically validated to predict response to the targeted therapy XALKORI.  An estimated 6,500-11,000 individuals will develop advanced ALK-positive NSCLC in the United States in 2011.

“2011 has been an important year for personalized medicine,” indicated Dr. Mark Brecher, LabCorp's Chief Medical Officer.  “The recent approval of XALKORI for NSCLC and its companion test demonstrates how laboratory diagnostics will play an even larger role in cancer care, assisting physicians in administering the treatments best suited to the disease.”

Approximately 3% to 5% of NSCLC tumors are characterized by genetic rearrangements in a gene called ALK.  The ALK gene encodes a key cell signaling protein, and when altered by a rearrangement that combines ALK with other gene sequences, the pathway becomes constitutively active and drives cell proliferation and uncontrolled growth.  The drug XALKORI inhibits the mutant ALK protein, and thereby diminishes the ability of the cancer cells to grow and divide.  There is limited efficacy data in patients that lack the ALK rearrangement and a clinically validated companion diagnostic is essential for identifying which patients will benefit from therapy.  The new FDA-approved Vysis ALK Break Apart FISH Probe Kit for XALKORI detects a specific rearrangement in the ALK gene using a technique called fluorescence in-situ hybridization (FISH).  The Vysis ALK Break Apart FISH Probe Kit has been optimized only for identifying and quantifying rearrangements of the ALK gene from formalin-fixed, paraffin-embedded human NSCLC tissue specimens.

LabCorp’s Center for Molecular Biology and Pathology (CMBP) was instrumental in the studies supporting the approval of this new companion diagnostic.  CMBP collaborated with Abbott Molecular in the analytical validation of the ALK companion diagnostic. LabCorp’s Esoterix Clinical Trials Services provided testing for tumor samples in these studies that supported FDA approval.

The Vysis ALK Break Apart FISH Probe test is now available for patient testing nation-wide through LabCorp.

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About LabCorp®
Laboratory Corporation of America® Holdings, an S&P 500 company, is a pioneer in commercializing new diagnostic technologies and the first in its industry to embrace genomic testing.  With annual revenues of $5.0 billion in 2010, over 31,000 employees worldwide, and more than 220,000 clients, LabCorp offers a broad test menu ranging from routine blood analyses to reproductive genetics to DNA sequencing. LabCorp furthers its scientific expertise and innovative clinical testing technology with its Centers of Excellence: The Center for Molecular Biology and Pathology, National Genetics Institute, ViroMed Laboratories, Inc., The Center for Esoteric Testing, Litholink Corporation, Genzyme GeneticsSM*, DIANON Systems, Inc., US LABS, Monogram Biosciences, Inc., and Esoterix and its Colorado Coagulation, Endocrine Sciences, and Cytometry Associates laboratories. LabCorp conducts clinical trials testing through its Esoterix Clinical Trials Services division. LabCorp clients include physicians, government agencies, managed care organizations, hospitals, clinical labs, and pharmaceutical companies. To learn more about our organization, visit our Web site at: www.labcorp.com.

*Genzyme Genetics and its logo are trademarks of Genzyme Corporation and used by Esoterix Genetic Laboratories, LLC, a wholly-owned subsidiary of LabCorp, under license. Esoterix Genetic Laboratories and LabCorp are operated independently from Genzyme Corporation.

 XALKORI is a trademark of Pfizer.

This press release contains forward-looking statements. Each of the forward-looking statements is subject to change based on various important factors, including without limitation, competitive actions in the marketplace and adverse actions of governmental and other third-party payors.  Actual results could differ materially from those suggested by these forward-looking statements. Further information on potential factors that could affect LabCorp’s financial results is included in the Company’s Form 10-K for the year ended December 31, 2010, and subsequent SEC filings.

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